                                                                     Exhibit 11


                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS

                                                                   YEARS ENDED DECEMBER 31,
                                                             1996           1995             1994
                                                             ----           ----             ----
                                                             (In Thousands, Except Per Share Data)
PRIMARY
Weighted average common shares
     outstanding                                             9,295           8,652            7,827
Net effect of dilutive stock options-
     based on the treasury stock method
     using the average market price                            456             667              508
                                                          --------       ---------        ---------
                                                             9,751           9,319            8,335
                                                          ========       =========        =========
Income before extraordinary item                          $  8,548       $   3,909        $   2,781

Extraordinary item:
     (Loss) gain on extinguishment of indebtedness,
     net of income taxes                                      (348)              -            1,436
                                                          --------       ---------        ---------
Net income                                                $  8,200       $   3,909        $   4,217
                                                          ========       =========        =========

Per share data:
     Income before extraordinary item                     $    .87       $     .42        $     .34
     Extraordinary item                                       (.03)              -              .17
                                                          --------       ---------        ---------
     Net income                                           $    .84       $     .42        $     .51
                                                          ========       =========        =========

FULLY DILUTED
Weighted average common shares
     outstanding                                             9,295           8,652            7,827
Net effect of dilutive stock options-
     based on the treasury stock method
     using the year-end market price, if
     higher than average market price                          468             667              588
                                                          --------       ---------        ---------
                                                             9,763           9,319            8,415
                                                          ========       =========        =========
Income before extraordinary item                          $  8,548       $   3,909        $   2,781

Extraordinary item:
     (Loss) gain on extinguishment of indebtedness,
     net of income taxes                                      (348)              -            1,436
                                                          --------       ---------        ---------
Net income                                                $  8,200       $   3,909        $   4,217
                                                          ========       =========        =========
Per share data:
     Income before extraordinary item                     $    .87       $     .42        $     .33
     Extraordinary item                                       (.03)              -              .17
                                                          --------       ---------        ---------
     Net income                                           $    .84       $     .42        $     .50
                                                          ========       =========        =========